Exhibit (e)(11)

Time Inc. 225 Liberty Street New York, NY 10281 212-522-1212

December 13, 2016

Lauren Klein

c/o Time Inc.

225 Liberty Street

New York, NY 10281

Dear Lauren:

The following sets forth the amended and restated terms and conditions of your employment with Time Inc. (the “Company”) and will constitute our agreement (“Agreement”):

1.    Term of Employment. Except for earlier termination as provided in Section 5 hereof, the term of employment under this Agreement (“Term of Employment”) will commence on September 7, 2016, subject to approval by the Company’s Board of Directors and any Committees thereof, (“Effective Date”) and will continue thereafter until September 30, 2019. Your employment with the Company upon the expiration of this Agreement shall be at-will if no new or amended employment agreement is in place between the parties at that time.

2.    Employment. During the Term of Employment, the Company will employ you as Executive Vice President and General Counsel, and in additional capacities at the Company and/or its affiliates without additional compensation to you consistent with your senior position. You will have such authority, functions, duties, powers and responsibilities as the Company may delegate to you. You will devote substantially all of your business time, attention, skill and efforts to the performance of your duties hereunder and will faithfully and diligently serve the Company. You may manage your passive investments and be involved in charitable, religious, and civic interests so long as they do not materially interfere with the performance of your duties hereunder, and so long as they do not otherwise violate the written policies of the Company. In performing your duties hereunder, you will comply with all written policies and procedures of the Company.

3.    Compensation and Other Remuneration.

3.1    Base Salary. During the Term of Employment, the Company will pay to you a base salary at the rate of not less than $600,000 per annum (the “Base Salary”), which the Company may increase, but not decrease. Base Salary will be paid in accordance with the customary payroll practices of the Company and shall be subject to payroll deductions and required withholdings.

3.2    Bonuses and Long Term Incentives.

(a)    Annual Bonus. You shall be eligible to participate in the Company’s annual incentive plan (“Bonus”) to the extent that you are eligible in accordance with the terms of such plan. Your current Bonus target is 100% of Base Salary earned in the applicable bonus year.

(b)    Annual Long-Term Incentive Compensation. Each year, the Company and the Compensation Committee of the Time Inc. Board of Directors (“Compensation Committee”) will determine, in their sole discretion, whether to grant long term incentive awards. Beginning in 2017, during the Term of Employment, you shall be eligible to receive long term incentive compensation at the same time and in the same manner as grants are made to comparable executives. Your current annual long term incentive target value is $500,000 (determined based on the valuation method used by the Company for its senior executives) and is subject to change by the Company. Long term incentive compensation may be granted through a combination of stock option grants, restricted stock units, performance shares or other equity-based awards, cash-based long-term plans or other components as may be determined by the Compensation Committee (collectively, the “Long-Term Incentive Plans”). All grants are subject to the approval of the Compensation Committee in its sole discretion.

4.    Benefits. You will be eligible to participate in the employee benefit plans, programs and policies of the Company, whether now existing or established hereafter, to the extent that you are eligible under the general provisions thereof as in effect from time to time.

5.    Termination.

5.1    Termination for Cause.

(a)    The Company may terminate your employment during the Term of Employment and all of the Company’s obligations hereunder, other than its obligations set forth below in this Section 5.1, at any time for “Cause.” “Cause” shall mean termination because of your (a) conviction (treating a nolo contendere plea as a conviction) of a felony (whether or not any right to appeal has been or may be exercised), (b) willful failure or refusal without proper cause to perform your duties with the Company, including your obligations under this Agreement (other than any such failure resulting from your incapacity due to physical or mental impairment) and, after having been given written notice thereof by the Company, failure to correct such willful failure or refusal to perform (if curable) within thirty (30) days after receipt of such notice, (c) misappropriation, embezzlement or reckless or willful destruction of Company property, (d) breach of any statutory or common law duty of loyalty to the Company, (e) intentional and improper conduct materially prejudicial to the business of the Company or any of its affiliates, or (f) breach of any of the covenants provided for in Section 6 hereof.

(b)    In the event of the termination of your employment by the Company for Cause, without prejudice to any other rights or remedies that the Company may have at law or in equity, the Company shall have no further obligations to you other than to: (i) pay Base Salary and unused vacation accrued in accordance with Company policy through the effective date of termination, (ii) pay approved, unreimbursed business expenses in accordance with Company policy; and (iii) comply with obligations owed under the Company’s benefit plans in accordance with their terms as in effect as of the effective date of termination ((i) through (iii) collectively, the “Termination Entitlement”).

5.2    Termination Due to Death. This Agreement shall terminate upon your death and the Company shall not have any further obligations hereunder, except that your estate will be entitled to receive, in addition to any regular life insurance benefits paid by the Company, the Termination Entitlement.

5.3    Termination Due to Disability. If during the Term of Employment you become physically or mentally disabled, whether totally or partially, so that you are prevented from performing the material functions of your position for periods aggregating six (6) months in any twelve (12) month period, the Company will be entitled to terminate your employment during the Term of Employment upon written notice to you given at any time thereafter during which you are still disabled. You will thereafter be entitled to receive, in addition to the Termination Entitlement, (subject to the requirements of Section 5.7) for the greater of the remainder of the original Term of Employment or twelve (12) months, bi-weekly payments made in substantially equal installments in accordance with the customary payroll practices of the Company, and subject to payroll deductions and required withholdings, at an annualized rate equal to the sum of your Base Salary and “Average Annual Bonus” (as defined below), but reduced on a monthly basis by an amount equal to the disability payments received for such month by you from Workers’ Compensation, Social Security and disability insurance policies maintained by the Company or its affiliate; provided, however, that all payments under this Section 5.3 shall cease upon the earlier of: (i) your commencing substantially full-time employment, or (ii) you ceasing to be eligible for long-term disability benefits under the Company’s or an affiliate’s long-term disability plan or becoming eligible only for partial benefits of less than fifty percent (50%) under such plan. Upon the termination of payments made pursuant to this Section 5.3, your disability payments, if any, will be determined in accordance with the Company’s long-term disability program then in effect, and no further payments will be made pursuant to the terms of this Agreement. All payments made under this Section 5.3 after the date of termination of employment are intended to be disability payments, regardless of the manner in which they are computed. For purposes of this Agreement, “Average Annual Bonus” shall be defined as an amount equal to the average of the two (2) highest Bonus amounts received by you before the effective date of your termination (excluding any special, spot or long term incentive plan bonuses) for the most recent five (5) completed Bonus plan years at the Company.

5.4    Qther Termination by the Company.

(a)    The Company may terminate your employment during the Term of Employment, other than a termination under Sections 5.1, 5.2, or 5.3, at any time upon written notice to you. In the event that your employment is so terminated, in addition to the Termination Entitlement, you will receive (subject to the requirements of Section 5.7), for the duration of the Severance Period (defined in Section 5.4(b) below), bi-weekly payments made in substantially equal installments in accordance with the customary payroll practices of the Company, and subject to payroll deductions and required withholdings, at an annualized rate equal to the sum of your Base Salary and Average Annual Bonus; provided however, that:

(i)    if you die during the Severance Period, your payments pursuant to this Section 5.4(a) shall cease, and your estate will be entitled to receive, in addition to any regular life insurance benefits paid by the Company, any payments due pursuant to this Section 5.4(a) through the date of your death;

(ii)    if you accept benefits-eligible employment with any other corporation, partnership, trust, government or other entity during the Severance Period (notice of such employment to be provided to the Company within ten (10) business days) or otherwise notify the Company in writing of your intention to terminate your benefits during the Severance Period, you shall cease to receive any applicable post-termination benefits described in Section 5.4(c) below, effective upon the commencement of such employment or the effective date of such termination as specified by you in your notice of intention to terminate benefits. Unless the employment violates Section 6 of the Employment Agreement or the provisions of Section 6.1(f) of this Agreement apply, you will continue to receive all payments pursuant to this Agreement; and

(iii)    if you accept employment with the Company or a related or affiliated entity during the Severance Period, your payments pursuant to this Section 5.4(a) shall cease effective the first date of employment with the Company or with such related or affiliated entity.

(b)    The “Severance Period” shall be 18 months.

(c)    During the Severance Period, unless prohibited by law, you will continue to be eligible to participate in the Company’s health and life insurance plans on the same terms and conditions as regular full-time employees. During the Severance Period, you will not be entitled to any additional awards or grants under any equity plan or other Long-Term Incentive Plan or to continue elective deferrals in or accrue additional benefits under the Company’s 401(k) plan or any other qualified or nonqualified retirement programs maintained by the Company.

(d)    If the Company terminates your employment during the Term of Employment pursuant to this Section 5.4, provided that you have participated in the Bonus plan for at least six months of the plan year, you will receive an additional severance payment in lieu of a Bonus payment in the amount of what you would have earned under the Bonus plan if your employment had not terminated, calculated using a prorated target based on the number of days you were employed during the plan year, a strategic rating of 100% and actual Company/Division financial performance. This severance payment will be paid at the same time Bonus payments for the applicable plan year are made to active employees.

(e)    In the event that the Company terminates the Term of Employment pursuant to this Section 5.4, you shall not be required to take actions in order to mitigate your damages hereunder, unless Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), would apply to any payments to you by the Company and your failure to mitigate would result in the Company losing tax deductions to which it would otherwise have been entitled. In such an event, you will engage in whatever mitigation is necessary to preserve the Company’s tax deductions. With respect to the preceding sentences, any payments or rights to which you are entitled by reason of the termination of employment without cause shall be considered as damages hereunder. Any obligation to mitigate your damages pursuant to this Section 5.4(f) shall not be a defense or offset to the Company’s obligation to pay you in full the amounts provided in this Section 5.4 upon the occurrence of a termination by the Company pursuant to Section 5.4 at the times provided herein, or the timely and full performance of any of the Company’s other obligations under this Section 5.4.

(f)    If the Company does not offer to renew this Agreement upon expiration of the Term of Employment, and your employment is subsequently terminated by the Company for a reason other than Cause, such termination will be treated as a termination pursuant to Section 5.4 of this Agreement, except that the “Severance Period” shall be 12 months, and you will be subject to the requirements of Sections 5.7 and 6.

5.5    Termination Due to Material Breach by Company. You will have the right, exercisable by notice to the Company, to terminate your employment, effective thirty (30) days after the giving of notice, if at the time of such notice, the Company shall be in material breach of its obligations hereunder; provided, however, that such notice is provided to the Company within ninety (90) days after the occurrence of such material breach; and provided further, this Agreement and your employment will not so terminate if within such thirty (30)-day notice period the Company has cured all such material breaches of its obligations hereunder. If such material breach has not been so cured, you may elect, subject to the requirements of Section 5.7, to treat such breach as a termination of the Term of Employment by the Company pursuant to Section 5.4 above, and you shall be entitled to the rights and benefits provided for therein.

5.6    Resignation or Retirement. You may terminate the Term of Employment for any reason, including, without limitation, your retirement, at any time on sixty (60) days’ prior written notice to the Company. In such event, the Company’s only obligation to you will be payment of the Termination Entitlement. In any instance in which you provide written notice of your termination of the Term of Employment to the Company, the Company may elect to terminate your employment immediately, in which case the Company’s only obligation to you will be payment of the Termination Entitlement, treating the last day of the notice period as the date of termination solely for purposes of calculating the Termination Entitlement. In no event will the Company’s early termination of your employment pursuant to the preceding sentence be considered a termination of the Term of Employment by the Company under Section 5.4 and in no event shall the Company’s early termination of you pursuant to the preceding sentence require the Company to provide the Termination Entitlement for any greater period than the period beginning on the date your written notice of termination is received by the Company and ending sixty (60) days thereafter.

5.7    Release. In the event of a termination of the Term of Employment pursuant to Sections 5.3, 5.4, or 5.5 above, a condition precedent to the Company’s obligation to make or continue to make the payments associated with such termination shall be your execution and delivery to the Company of a release of all claims you may have against the Company, its affiliates and their related persons arising out of or in connection with your employment or termination of employment, including, but not limited to, a release of all claims of discrimination, in substantially the form attached hereto as Exhibit A (as such form may be updated in the discretion of the Company). The Company will deliver such release to you at or about the time it delivers or receives the notice of termination, and you will execute and deliver such release to the Executive Vice President, Human Resources or his or her designee within twenty-one (21) days thereafter (or forty-five (45) days if required by law). The Company will begin to make any severance payments due to you pursuant to Sections 5.3, 5.4, or 5.5 above on the next administratively feasible payroll date following the termination of your employment; however, if you fail to execute and deliver such release to the Company within the 21-day period (or forty-five (45) day period if required by law), or if you revoke your consent to such release as provided therein, you will not be eligible to receive any further payments from the Company, and you will be obligated to return to the Company all severance payments received pursuant to Sections 5.3, 5.4 or 5.5 within ten (10) business days after receipt of notice pursuant to Section 9.1.

5.8    No Other Payments or Benefits. In the event your employment is terminated during the Term of Employment, you shall not be entitled to any severance under the Company’s general employee policies or any severance policy or plan maintained by the Company, the payment and benefits provided for in this Agreement constituting the sole source of any payments or benefits payable to you except any amounts payable to you as required by applicable law. Except as may be otherwise provided in Section 5.4(c), your rights to benefits and payments under any benefit plan, Long-Term Incentive Plan, or other plan of the Company will be determined in accordance with the then current terms and provisions of such plans and any agreements under which such benefits or payments were granted.

5.9    Forfeiture. In the event you breach the terms of Section 6 of this Agreement, you acknowledge and agree that you shall forfeit any remaining amounts due to you under this Section 5 other than your Termination Entitlement. The Company’s rights contained in this Section 5.9 shall be in addition to, and shall not limit, any other rights or remedies that the Company may have under law or in equity.

6.    Protection of Confidential Information, Non-Competition, Non-Solicitation, Non-Disparagement and Cooperation.

6.1    Protection of Confidential Information and Non-Competition Covenants.

(a)    Acknowledgements. You acknowledge that your employment by the Company will bring you into close contact with many confidential affairs of the Company, including information about costs, profits, markets, sales, products, key personnel, operational methods, technical processes, plans for future development and other business affairs and editorial matters not readily available to the public. You further acknowledge that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual character. You further acknowledge that the business of the Company is international in scope, that its products are marketed throughout the world, that the Company competes in nearly all of its business activities with other organizations that are or could be located in nearly any part of the world and that the nature of your services, position and expertise are such that you are capable of competing with the Company from nearly any location in the world. In recognition of the foregoing, you covenant and agree to the requirements of this Section 6.

(b)    Safeguarding of Confidential Information. You will keep secret all confidential matters of the Company, including without limitation, the terms and provisions of this Agreement and any payments or benefits you receive pursuant to this Agreement in connection with a termination of employment, and will not use for your own benefit or intentionally disclose such matters to anyone outside of the Company, either during or after the Term of Employment, except with the Company’s written consent, provided that (i) you will have no such obligation to the extent such matters are or become publicly known other than as a result of your breach of your obligations hereunder; (ii) you may, after giving prior notice to the Company to the extent practicable under the circumstances, disclose such matters to the extent required by applicable laws or governmental regulations or judicial or regulatory process; and (iii) you may disclose the terms of this Agreement to your spouse or life partner, attorney, accountant, and/or financial advisor, provided that such persons also agree to maintain such confidentiality. Nothing in this provision prohibits you from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. You do not need the Company’s prior authorization to make any such reports or disclosures, and you are not required to notify the Company that you have made such reports or disclosures. The rights set forth herein are in addition to all rights the Company may have under the common law or applicable statutory laws relating to the protection of trade secrets;

(c)    Return of Company Property and Information. Upon termination of your employment for any reason, or at any other time the Company may so request, you will deliver promptly to the Company all memoranda, notes, records, reports and other documents (and all copies thereof) in any form whatsoever (including information contained in computer memory or on any computer disks or other storage devices) relating to the Company’s business, which you obtained while employed by, or otherwise serving or acting on behalf of, the Company and which you may then possess or have under your control and not maintain copies of any such documents on any personal computer or other storage device in your personal possession. No later than the effective date of your termination, you will also return all Company property previously in your possession, including but not limited to any Company equipment, electronic devices, keys, identification cards, and credit cards;

(d)    Nonsolicitation of Employees. (i) During the Term of Employment, and (ii) for a period of one (1) year after the effective date of your termination of employment pursuant to Sections 5.1, 5.3 or 5.6, and (iii) during the Severance Period for any termination of your employment pursuant to Sections 5.4 or 5.5, you will not, directly or indirectly, employ or solicit the employment of, and shall not assist, induce, cause or encourage any other person or entity to employ or solicit the employment of, any person who was an employee of the Company or any of its affiliated companies at the date of your termination or within six (6) months prior thereto; provided, however, that this Section 6.1(d) shall not preclude general advertising for personnel or responding to an unsolicited request for a personal recommendation for or evaluation of an employee of the Company or any of its subsidiaries or affiliates; and

(e)    Noncompetition. (i) During the Term of Employment, and (ii) for a period of one (1) year after the effective date of your termination of employment pursuant to Sections 5.1, 5.3 or 5.6, and (iii) during the Severance Period for any termination of your employment pursuant to Sections 5.4 or 5.5; you will not, directly or indirectly, without the prior written consent of the Chief Executive Officer of the Company, or his or her designee, render any services to any other person or entity, or own or acquire any interest of any type in any other person or entity which is engaged, either directly or indirectly, in any line of business that is substantially the same as any material line of business which the Company engages in, conducts or, to your knowledge has definitive plans to engage in or conduct. The foregoing shall not be deemed to prohibit you from acquiring securities of any corporation which are publicly traded so long as such securities do not constitute more than one percent (1%) of the outstanding voting power of that public company.

(f)    Waiver. Notwithstanding the foregoing, if your employment with the Company is terminated pursuant to Sections 5.4 or 5.5 and you are eligible to receive payments pursuant to Section 5.4(a) for a period of more than 12 months, commencing with the 13th month of the Severance Period, you may elect, upon thirty (30) days’ advance written notice to the Company, to be relieved of your obligations under Sections 6.1(d) and (e) hereof. Upon any such election by you, the Company shall waive your obligations under Sections 6.1(d) and (e) for the remainder of the Severance Period, but you shall in return forfeit your right to receive any remaining amounts due to you pursuant to Section 5.4(a). Any such election shall be irrevocable by you as of the date on which the first forfeited payment would otherwise be made.

6.2    No Use of Client Information; Nonsolicitation of Company Clients or Prospective Clients. You acknowledge that the Company has a compelling business interest in preventing unfair competition stemming from the use or disclosure of confidential client information, including but not limited to the identity of clients and prospective clients (“Client Information”), in the event that, after any termination of your employment with the Company, you go to work for or become affiliated with a competitor of the Company or otherwise engage in business activities that are competitive with those of the Company. You further acknowledge that all clients serviced by you as an executive of the Company are clients of the Company and not yours personally, and that by virtue of your employment with the Company, you have gained or will gain knowledge of the identity, characteristics, and preferences of clients, and that you would inevitably have to draw on Client Information if you were to solicit or service the Company’s clients or contact prospective clients on behalf of a competing business enterprise. Accordingly, you agree that for one (1) year following the termination of your employment for any reason, you will not, in connection with a business in competition with the Company, solicit the business of or service any actual or prospective client for whom you provided any services or as to whom you had access to Client Information during the course of your employment with the Company. You also agree that, during this one-year period, you will not encourage or assist any person or entity in competition with the Company to solicit or service any actual or prospective client of the Company covered by this Section 6.2, or otherwise seek to encourage or induce any such client to cease doing business with, or lessen its business with, the Company.

6.3    Non-Disparagement. You will not make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Company (including any subsidiaries or affiliates and each of their officers, directors, and employees), including, but not limited to, any statements that disparage any person, product, service, financial condition, or any other aspect of the business of the Company, Company subsidiaries or affiliates, provided, however, that nothing herein shall prevent you from exercising your rights under Section 7 of the National Labor Relations Act. The Chief Executive Officer and the Executive Vice Presidents of the Company will not make any disparaging statements about you to anyone not employed by the Company or its affiliates. Nothing herein shall prevent you or the Company from testifying truthfully under oath pursuant to any lawful court order or subpoena or otherwise responding to or providing disclosures required by law.

6.4    Cooperation. Following the termination of your employment under this Agreement for any reason, you agree to cooperate with the Company in providing for an orderly transition through the effective date of your termination of employment pursuant to Section 5 and thereafter, which cooperation shall include giving such assistance at reasonable times as may be reasonably requested by the Company. Such cooperation shall extend to additional matters as reasonably requested by the Company from time to time, including, without limitation, legal matters about which you have knowledge by virtue of your employment with the Company. The Company will reimburse you for your reasonable out-of-pocket expenses (excluding attorneys’ fees) incurred by you in connection with providing such assistance to the extent allowed by applicable law.

6.5    No Interference With Rights. Nothing in this Section 6 or any other provision in this Agreement prohibits you from reporting possible violations of federal law or regulation to, filing a charge or complaint with, or participating in an investigation or proceeding conducted by, any governmental agency or entity, including but not limited to the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, and any U.S. agency’s Inspector General, or making other disclosures that are protected under the whistleblower provisions of U.S. federal law or regulation. You do not need the Company’s prior authorization to make any such reports or disclosures, and you are not required to notify the Company that you have made such reports or disclosures.

7.    Ownership of Work Product. You acknowledge that during the Term of Employment, you may, in the course of your employment, conceive of, discover, invent or create inventions, improvements, new contributions, literary property, material, ideas and discoveries, whether patentable or copyrightable or not (all of the foregoing being collectively referred to herein as “Work Product”), and that various business opportunities shall be presented to you by reason of your employment by the Company. You acknowledge that, unless the Company otherwise agrees in writing, all of the foregoing shall be owned by and belong exclusively to the Company and that you will have no personal interest therein, provided that they are, in the case of Work Product, conceived or made on the Company’s time or with the use of the Company’s facilities or materials, or, in the case of business opportunities, are presented to you for the possible interest or participation of the Company. You will further, unless the Company otherwise agrees in writing, (i) promptly disclose any such Work Product and business opportunities to the Company; (ii) assign to the Company, upon request and without additional compensation, the entire rights to such Work Product and business opportunities to the extent not otherwise owned at law by the Company; (iii) sign all papers necessary to carry out the foregoing; and (iv) give testimony in support of your inventorship or creation in any appropriate case. You agree that you will not assert any rights to any Work Product or business opportunity as having been made or acquired by you prior to the date of this Agreement except for Work Product or business opportunities, if any, disclosed to and acknowledged by the Company in writing prior to the date hereof. In furtherance of and without limiting the foregoing, any copyrightable work created in connection with the services provided by you hereunder shall be considered “work made for hire” under the Copyright Law of 1976 and any successor thereto, and the Company shall be the owner of such work.

8.    Representations.

(a)    You represent and warrant that you are not a party to any agreements or understandings which would prevent your fulfillment of the terms of this Agreement or which would be violated by entering into this Agreement and performing your obligations hereunder.

(b)    The Company shall have the right to use your name, biography and likeness in connection with its respective businesses and that of its subsidiaries and affiliates, but not as a direct endorsement.

(c)    You shall be entitled throughout the Term of Employment (and after the end of the Term of Employment, to the extent relating to service during the Term of Employment) to the benefit of the indemnification provisions contained on the date hereof in the By-laws of the Company (not including any amendments or additions after the Effective Date that limit or narrow, but including any that add to or broaden, the protection afforded to you by those provisions).

9.    General.

9.1    Notices. All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given, if delivered personally or mailed first-class, postage prepaid, by registered or certified mail, as follows (or to such other or additional address as either party shall designate by notice in writing to the other in accordance herewith):

If to the Company:

Time Inc.

225 Liberty Street

New York, NY 10281

Attn: Chief Human Resources Officer

If to you, to the address set forth on the records of the Company.

9.2    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

9.3    Captions. The section headings and boldface type contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

9.4    Entire Agreement and No Other Representations. The parties expressly acknowledge, represent and agree that this Agreement (together with all exhibits and the Company’s Standards of Business Conduct) is fully integrated, and contains and constitutes the complete and entire agreement and understanding of the parties with respect to the subject matters hereof and supersedes any and all agreements, understandings, and discussions, whether written or oral, between the parties with respect to the subject matters hereof. The parties further acknowledge, represent and agree that neither has made any representations, promises or statements to induce the other party to enter into this Agreement, and each party specifically disclaims reliance, and represents that there has been no reliance, on any such representations, promises or statements and any rights arising therefrom.

9.5    Assignability. This Agreement and your rights and obligations hereunder may not be assigned by you. The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of the business and assets of the Company or of the magazine, group, or division, which is employing you and such rights and obligations shall inure to, and be binding upon, any successor to the business or substantially all of the assets of the Company or of the magazine, group, or division which is employing you; whether by merger, purchase of stock or assets or otherwise, and such successor shall expressly assume such obligations.

9.6    Amendments, Waivers. This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived only by written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provisions hereof shall in no manner affect such party’s right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

9.7    Arbitration. The parties agree that all claims, disputes, and/or controversies arising under this Agreement and/or related to your employment hereunder (whether or not based on contract, tort or upon any federal, state or local statute, including but not limited to claims asserted under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, any state fair employment practices act, and/or the Americans with Disabilities Act), shall be resolved exclusively through mediation/arbitration by JAMS, in the County of New York in the State of New York, in accordance with the JAMS Rules and Procedures for Mediation/Arbitration of Employment Disputes; provided, however, that in the event that the Company alleges that you are in breach of any of the provisions contained in Section 6 or 7 of this Agreement, the Company shall not be exclusively required to submit such dispute to mediation/arbitration. In such event, the Company may, at its option, seek and obtain from any court having jurisdiction, injunctive or equitable relief, in addition to pursuing at arbitration all other remedies available to it (including without limitation any claims for relief arising out of any breach of Section 6 or 7 of this Agreement). In the event that the Company chooses to bring any such suit, proceeding or action for injunctive or equitable relief in an appropriate court, you hereby waive your right, if any, to trial by jury, and hereby waive your right, if any, to interpose any counterclaim or set-off for any cause whatever and agree to arbitrate any and all such claims.

9.8    Specific Remedy. In addition to such other rights and remedies as the Company may have at equity or in law with respect to any breach of this Agreement, if you commit a material breach of any of the provisions of Sections 6 or 7, the Company will have the right and remedy to have such provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. In the event that you violate any of the provisions of Sections 6 or 7, the period of the restrictive covenants set forth in those provisions shall be extended for the period of time you remain in violation. You also agree to indemnify the Company and hold the Company harmless from any and all losses suffered by the Company as a result of any violation by you of this Agreement, and to pay the Company’s reasonable attorneys’ fees and other legal expenses incurred to enforce this Agreement.

9.9    Acknowledgment and Consent. You acknowledge that the restrictions contained in this Agreement, including but not limited to those contained in Sections 6 and 7, are fair, reasonable and necessary for the protection of the legitimate business interests of the Company, and that the Company will suffer irreparable harm in the event of any actual or threatened breach by you. You therefore consent to the entry of a restraining order, preliminary injunction, or other court order to enforce this Agreement and expressly waive any security that might otherwise be required in connection with such relief. You also agree that any request for such relief by the Company shall be in addition to and without prejudice to any claim or monetary damages which the Company might elect to assert.

9.10    Severability. If any provision of this Agreement is held to be unenforceable by a court, the remaining provisions shall be enforced to the maximum extent possible. If a court should determine that any provision of this Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable.

9.11    Standards of Business Conduct. The Company’s Standards of Business Conduct is provided with this Agreement and made a part hereof. You confirm that you have read, understand and will comply with the terms thereof and any reasonable amendments thereto. In addition, as a condition of your employment under this Agreement, you understand that you may be required periodically to confirm that you have read, understand and will comply with the Standards of Business Conduct as the same may be revised from time to time. You will also comply with all other written policies of the Company.

9.12    Withholding Taxes. Payments made to you pursuant to this Agreement shall be subject to withholding and social security taxes and other ordinary and customary payroll deductions.

9.13    Compliance with IRC Section 409A. To the extent that payments and benefits in this Agreement are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), this Agreement is intended to comply with and will be interpreted in a manner intended to comply with Section 409A of the Code. Notwithstanding anything herein to the contrary, if at the time of your termination of employment with the Company you are a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the expiration of the six-month period measured from the date of your separation from service with the Company (or the earliest date as is permitted under Section 409A of the Code). On the first day of the seventh month following the date of your separation from service, or if earlier, the date of your death, (x) all payments delayed pursuant to this paragraph (whether they would have otherwise been paid or reimbursed to you in a single sum or in installments) shall be paid or reimbursed to you in a single sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal dates specified for them in this Agreement. In addition, if any other payments of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to you under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. References herein to a termination of your employment shall be deemed to refer to the date upon which you have experienced a “separation from service” within the meaning of Code Section 409A. The Company shall consult with you in good faith regarding the implementation of the provisions of this Section 9.13; provided that neither the Company nor any of its employees or representatives shall have any liability to you with respect thereto.

9.14    No Offset. Neither you nor the Company shall have any right to offset any amounts owed by one party hereunder against amounts owed or claimed to be owed to such party, whether pursuant to this Agreement or otherwise, and you and the Company shall make all the payments provided for in this Agreement in a timely manner.

9.15    Survival. Sections 6, 7, 8, and 9 shall survive any termination of the Term of Employment pursuant to Section 5 and any expiration of this Agreement and shall apply for the duration of employment and beyond in accordance with their terms.

9.16    Counterparts. This Agreement may be executed in any number of counterparts all of which shall constitute one original instrument.

9.17    Interpretation. The parties to this Agreement have cooperated in the drafting and preparation of this Agreement. Hence, in any construction or interpretation of this Agreement, the same shall not be construed against any party on the basis that such party was the drafter.

If the foregoing correctly sets forth the understanding between you and the Company, please sign and date below and return this Agreement to the Company.

TIME INC.		CONFIRMED AND AGREED:

By:	/s/ Richard Battista	By:	/s/ Lauren Klein
	Richard Battista, CEO		Lauren Klein

Date:	12/8/17	Date:	12/8/17

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